SUB-ITEM 77M
Mergers

Nuveen Georgia Dividend Advantage Municipal Fund 2

811-21152


On July 6, 2012 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Georgia Premium Income Municipal Fund and
Nuveen Georgia Dividend Advantage Municipal Fund were transferred to the Nuveen Georgia Dividend
Advantage Municipal Fund 2. The circumstances and details of the reorganization are contained in the SEC filing on November 3, 2011, under Conformed Submission Type DEF N 14 8C/A, accession number 0001193125-11-293394, which materials are herein incorporated by reference.